Purchase and Sale Agreement
                           ---------------------------

This purchase and sale agreement is entered into this 15th day of September, 2002, by and between American Hospital Resources, Inc. a Utah corporation
("Buyer") and Gaelic Capital Group, a Nevada corporation ("Seller"), whereby both Buyer and Seller agree to the following:

                                    Recitals
                                    --------

     WHEREAS, Seller is the holder of certain contingent fee rights regarding securing financing for Parkview Community Hospital Medical Center in Riverside California ("Contract Rights"), including a fee due Seller by Parkview for arranging the sale of various real and person property interests,

     AND WHEREAS, the major shareholder of Seller, Christopher Wheeler, has agreed to become the Chief Executive Officer of Buyer under a pending employment agreement,

     AND WHEREAS, Buyer believes that it should compensate Seller for the transfer of these Contract Rights to Buyer,

     NOW  THEREFORE,  both  Buyer  and  Seller  agree  to  the  following:

     1. Buyer shall purchase the Contract Rights from Seller pursuant to the June 30, 2002 Employment Agreement with Seller.

     2. Seller will pay Buyer $94,500 on or before December 31, 2002 ("Consideration").

     3. As partial payment of this Consideration, Buyer will forgive approximately $66,000 in loans previously made to Seller by Buyer.

     4. The balance of the Consideration shall be made in installments as agreed by both Buyer and Seller, until the Consideration in paid in full.


Agreed  this  15th  day  of  September  at  Santa  Ana,  California.


Seller                                    Buyer
Gaelic  Capital  Group                    American  Hospital  Resources,  Inc.

/s/Christopher  A.  Wheeler               /s/Christopher  A.  Wheeler
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President                                 Chief  Executive  Officer